SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 18, 2005

CALGON CARBON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10776	25-0530110
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

P.O. Box 717
Pittsburgh, Pennsylvania	15230-0717
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (412) 787-6700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Effective April 14, 2005, Calgon Carbon Corporation (the “Company”) entered into employment agreements (collectively, the “Employment Agreements”) with each of John S. Stanik, its President and Chief Executive Officer (“Mr. Stanik”), Leroy M. Ball, its Vice President and Chief Financial Officer (“Mr. Ball”), James G. Fishburne, its Senior Vice President, Americas and Asia (“Mr. Fishburne”), Michael J. Mocniak, its Senior Vice President, General Counsel and Secretary (“Mr. Mocniak”), Robert P. O’Brien, its Senior Vice President, Global Business Development (“Mr. O’Brien”), Nicholas A. Colletti, its Vice President, Global Operations (“Mr. Colletti”), and Gail A. Gerono, its Vice President, Investor Relations, Communications and Human Resources (“Ms. Gerono” and together with Messrs. Stanik, Ball, Fishburne, Mocniak, O’Brien and Colletti, the “Executives”). The Employment Agreements amend and restate the previous employment agreements between the Executives and the Company.

Under the Employment Agreements, the Executives’ base salary per year shall be $420,000 for Mr. Stanik, $195,000 for Mr. Ball, $192,900 for Mr. Fishburne, $204,000 for Mr. Mocniak, $190,700 for Mr. O’Brien, $172,600 for Mr. Colletti and $130,000 for Ms. Gerono. The base salaries of the Executives are subject to periodic review by the Company’s board of directors and may be increased based on such review. The Employment Agreements also provide that the Executives may participate in bonus and other compensation programs as determined by the Company, and provide for indemnification against liabilities arising out of their service in certain capacities, and executive risk liability insurance coverage.

The Employment Agreements generally provide for continued employment of the Executives until terminated by the Company with or without cause. No special severance benefits are payable upon an Executive’s death, disability, termination for “cause” or, except as otherwise described below with respect to a change in control, resignation without “good reason” (as such terms are defined in the Employment Agreements). An Executive who is terminated without cause or who resigns with good reason is generally entitled to severance compensation equal to twenty-four months’ base salary, in the case of Mr. Stanik, twelve months’ base salary, in the case of Mr. Colletti, and eighteen months’ base salary, for all other Executives (“Severance Period”). Equivalent benefits are provided during the Severance Period until such time as the Executive is reemployed and provided equivalent benefits by the next employer.

The Employment Agreements also contain change in control provisions pursuant to which, if a change in control (as defined in the Employment Agreements) occurs, the Executive is permitted to terminate employment on a date which is within the period beginning on the first anniversary of such change in control and ending ninety days thereafter. If an Executive terminates his or her employment as provided above, if the Company terminates the Executive other than as a termination for cause within three years after the change in control, or if the Executive terminates his or her employment for good reason (as defined in the Employment Agreements) within three years after the change in control, the Company is required to pay a lump sum equal to: (i) three years’ of the Executive’s base salary (two years’ base salary in the case of Mr. Colletti); plus (ii) three times the Executive’s average annual bonus payable with respect to the most recent three full bonus plan years (two times with respect to the most recent two full bonus plan years in the case of Mr. Colletti) ending on the date of the change in control; and (iii) the matching contributions that would have been credited to the Executive under the Company’s 401(k) Plan for the three years (two years’ in the case of Mr. Colletti) following the effective date of termination of the Executive’s employment. For such period the Executive will receive equivalent benefits as were provided at the time of termination and any then unvested stock benefits held by the Executive will vest. The Company will pay an additional amount sufficient on an after-tax basis to cover any excise taxes, interest and penalties imposed on severance payments by Section 4999 of the Internal Revenue Code of 1986 plus a gross-up payment to reimburse the Executive for the tax imposed on the additional payment.

The Employment Agreements also contain confidentiality and non-compete provisions as well as a provision entitling the Executive to recover reasonable legal costs and expenses incurred in connection with any legal dispute concerning the agreement unless it is determined that the Executive’s legal positions were taken in bad faith.

The descriptions above of the Employment Agreements are not complete and are qualified in their entirety by the actual terms of the Employment Agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 18, 2005	CALGON CARBON CORPORATION

	By:	/s/ Leroy M. Ball
Leroy M. Ball
Chief Financial Officer